UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

LOGICBIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38707	47-1514975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Main Street, 3rd Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (617) 245-0399

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2018, LogicBio Therapeutics, Inc. (the “Company”) entered into a Patent License Agreement (the “License Agreement”) with the U.S. Department of Health and Human Services, as represented by the National Human Genome Research Institute (the “NHGRI”), an Institute of the National Institutes of Health (the “NIH”). Under the terms of the License Agreement, the NHGRI granted to the Company a non-exclusive, worldwide license under specified patent rights relating to a synthetic codon-optimized MUT gene that is incorporated into the LB-001 GeneRide™ construct, to exploit products (“Licensed Products”) and practice processes (“Licensed Processes”) that are covered by the licensed patent rights in the field of research, development, manufacture and commercialization of pharmaceutical products for the treatment or prevention of Methylmalonic Acidemia (“MMA”) using gene therapy constructs in humans (the “Licensed Field”). The Company has the right to grant sublicenses under the license granted by the NHGRI, concurrently with licenses of its proprietary or other in-licensed intellectual property rights, with the NHGRI’s prior consent, not to be unreasonably withheld. The license grant is subject to typical statutory requirements and reserved rights as required under federal law and NIH requirements, including a requirement to manufacture substantially in the United States products used or sold in the United States.

Under the terms of the License Agreement, the NHGRI is entitled to receive an upfront payment of $25,000, and payments of up to an aggregate of $9,735,000 upon the achievement of certain specified development, regulatory and sales-based benchmarks. The NHGRI is also entitled to receive running royalties on annual net sales of Licensed Products (subject to reductions for combination products that include Licensed Products), at certain low- to mid-single digit royalty rates, which rates vary based on the geographic market in which a sale occurs (subject to certain annual minimum royalty payments). The milestones and running royalties will be payable with respect to Licensed Products that may be independently covered by the licensed patent rights in a country, and/or products subject to the orphan drug exclusivity in specific countries. Additionally, if the Company receives a priority review voucher or a foreign equivalent for a Licensed Product, then the Company has an obligation to pay to the NHGRI (a) a mid-single digit percentage of the sale price of the voucher, if the Company sells the priority review voucher, or (b) a low-single digit percentage of the fair market value of the voucher, if the Company uses the voucher to obtain regulatory approval of its product for an orphan indication or in the Licensed Field. The NHGRI is also entitled to receive a low-single digit percentage of upfront consideration received by the Company for a sublicense of the rights licensed under the License Agreement and a low-single digit percentage of any consideration received for any assignment of the License Agreement by the Company.

Under the terms of the License Agreement, the Company has an obligation to use reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably available in the United States following first commercial sale, make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available to patient assistance programs and achieve certain diligence milestones.

Unless earlier terminated, the term of the License Agreement will continue until the last to expire of the licensed patent rights and/or any orphan drug exclusivity covering a Licensed Product in any jurisdiction. The NHGRI may terminate the License Agreement if the Company is in default in the performance of any material obligations under the License Agreement if the default has not been remedied within ninety days after the date of notice in writing of the default. In addition, the NHGRI may terminate or modify, at its option, the License Agreement, if the NHGRI determines, taking into account the normal course of commercial development programs conducted with sound and reasonable business practices and judgment, that the Company (i) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the License Agreement, (ii) has committed a material breach of a covenant or agreement contained in the License Agreement, (iii) is not keeping Licensed Products or Licensed Processes reasonably available to the public after first commercial sale, (iv) cannot reasonably satisfy unmet health and safety needs or (v) cannot reasonably justify a failure to comply with its domestic manufacturing requirements under the License Agreement. The Company has a unilateral right to terminate the License Agreement in any country or territory by giving the NHGRI sixty days’ written notice.

The foregoing description of certain terms of the License Agreement does not purport to be complete, is intended to be a summary of the material terms of the agreement and is qualified in its entirety by reference to the complete text of the License Agreement that the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGICBIO THERAPEUTICS, INC.

By:	Matthias Jaffé
Matthias Jaffé Chief Financial Officer

Date: December 20, 2018